Exhibit 10.41

COMERICA INCORPORATED

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) between Comerica Incorporated (the “Company”) and NAME (the “Award Recipient”) is effective as of GRANT DATE (the “Effective Date”).  Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the Comerica Incorporated 2006 Long-Term Incentive Plan, as amended and/or restated from time to time (the “Plan”).  The Company will provide a copy of the Plan to the Award Recipient upon request.

WITNESSETH:

1.     Award of Stock.   Pursuant to the provisions of the Plan, the Company hereby awards the Award Recipient, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, XXX Shares of $5.00 par value common stock of the Company (the “Stock Award”).  The Stock Award is intended to constitute “long-term restricted stock”, as such term is defined by the Emergency Economic Stabilization Act of 2008, as amended from time to time, including by the American Recovery and Reinvestment Act of 2009 (collectively, “EESA”), and the regulations and guidance promulgated thereunder, as amended from time to time (the “EESA Guidance”), and the Stock Award shall be subject to all limitations and restrictions necessary to qualify it as long-term restricted stock thereunder for the periods required thereunder.

2.     Vesting of Stock Award.  Until it is vested, the Stock Award is subject to forfeiture.  Subject to the terms of the Plan and this Agreement, including without limitation, paragraph 5, and fulfillment of the employment requirements in paragraph 4 below, the Stock Award will vest and become free of restrictions on the fifth anniversary of the Effective Date of this Stock Award.  Notwithstanding the foregoing, unless otherwise permitted under the EESA Guidance, even after vesting, the Stock Award may not be transferred until the Company has repaid any obligation arising from the financial assistance provided to it under the Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program (“TARP”) (other than warrants to purchase common stock), except that (1) if the Stock Award vests prior to the Company’s repayment of its obligation arising from the financial assistance provided to it under the CPP and (2) in such a case, provided that the Award Recipient  has not made an election under section 83(b) of the Code  with respect to this Stock Award, then from the date on which the Stock Award vests through December 31 of the calendar year that includes such vesting date, a portion of the Stock Award shall become transferable as is reasonably required to pay any federal, state, local or foreign taxes that are anticipated to apply to the income recognized due to this vesting, with such portion to be determined by the Company in its sole discretion.  As soon as administratively feasible after the vesting of the Stock Award and the satisfaction of any applicable taxes pursuant to paragraph 12 of this Agreement, the Company will deliver to the Award Recipient (or to the designated Beneficiary of the Award Recipient if the Award Recipient is not then living) evidence of his or her ownership (by book entry or certificate), of the Shares subject to the vested Stock Award for which any applicable taxes have been paid.

3.     Cancellation of Stock Award.   The Committee has the right to cancel for no consideration all or any portion of the Stock Award in accordance with Section 4 of the Plan if the Committee determines in good faith that the Award Recipient has done any of the following:  (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company.  The Delegate shall have the power and authority to suspend the vesting of or the right to receive the Shares in respect of all or any portion of the Stock Award if the Delegate makes in good faith the determination described in the preceding sentence.  Any such suspension of a Stock Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting.  This paragraph 3 shall have no application for the two-year period following a Change of Control of the Company.

4.     Employment Requirements.   Except as provided in this Agreement, in order to vest in and not forfeit the Stock Award, the Award Recipient must remain employed by and continue performing substantial services for the Company or one of its Affiliates until the Stock Award has vested.  If there is a Termination of Employment for any reason (other than due to death or Disability) before the Stock Award has vested, the Award Recipient will forfeit the Stock Award as of the date of the Termination of Employment, unless the Committee determines otherwise and such determination is permissible under applicable laws, rules and regulations, including, without limitation, EESA and the EESA Guidance, to the extent applicable.  If there is a Termination of Employment due to the death or Disability of the Award Recipient prior to this Stock Award vesting, the Stock Award will vest as of the date of the Award Recipient’s Termination of Employment due to death or Disability.

5.     Effect of a Change of Control.   This Stock Award will vest and become free of restrictions on the date a Change of Control of the Company occurs, provided such vesting is permissible under EESA and the EESA Guidance, to the extent applicable.

6.     Nontransferability.  Neither this Stock Award, nor any of the rights pertaining thereto or under this Agreement, shall be transferable other than by will or the laws of intestacy until the Stock Award has vested; provided, however, that the Award Recipient may, in the manner established by the Committee, designate a Beneficiary to receive any property distributable with respect to the Stock Award upon the death of the Award Recipient.  Prior to vesting, this Stock Award and any rights pertaining thereto or under this Agreement may not be pledged, alienated, attached or otherwise encumbered.  Any purported pledge, alienation, attachment or encumbrance of the Stock Award or rights pertaining thereto that is contrary to the provisions of this Agreement or the Plan shall be void and unenforceable against the Company or any Affiliate.

7.     Voting and Dividends.  Beginning upon the Effective Date, the Award Recipient shall have the right to vote the Shares underlying the unvested Stock Award and to receive any cash dividends or cash distributions that may be paid with respect thereto.  Subject to Section 11(D) of the Plan, in the event of a stock dividend, stock distribution, stock split, division of shares or other corporate structure change which results in the issuance of additional Shares with respect to any Share of the Stock Award prior to such Stock Award having vested, such additional Shares will be subject to the same restrictions and vesting requirements as are applicable to such unvested Share of the Stock Award.

8.     No Right to Continued Employment.  Nothing in the Plan or this Agreement shall confer on the Award Recipient any right to continue in the employment of the Company or its Affiliates for any given period or on any specified terms nor in any way affect the Company’s or its Affiliates’ right to terminate the Award Recipient’s employment without prior notice at any time for any reason or for no reason.

9.     Compliance with Laws and Regulations.  The Stock Award and the obligation of the Company to deliver the Shares subject to the Stock Award are subject to compliance with all applicable laws, rules and regulations, including, without limitation, for the period required by EESA and the EESA Guidance, EESA and the EESA Guidance, and to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.  In addition, the Award Recipient agrees that the Award Recipient’s rights to compensation under this Agreement and participation in the Company’s other compensation and benefits arrangements (this Agreement and any and all such arrangements, collectively, the “Benefit Plans”) will be limited to ensure that such Benefit Plans comply with and are administered in accordance with the provisions of EESA and the EESA Guidance for the period required by EESA and the EESA Guidance.  Accordingly, the Award Recipient hereby (A) acknowledges and understands that any compensation payable to the Award Recipient under any Benefit Plan, including without limitation under this Agreement, shall be subject to EESA and the EESA Guidance to the extent necessary to comply with EESA and the EESA Guidance, including, without limitation, (x) the potential for clawback of any bonus, retention or incentive compensation paid or granted to the Award Recipient under any Benefit Plan based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate or as otherwise provided under the EESA Guidance and (y) the potential for the reduction or elimination of the amounts payable to the Award Recipient under this Agreement or otherwise as a result of the limitations on golden parachute payments under EESA and the EESA Guidance and (B) consents to any modifications and limitations prior to a Change of Control with respect to, and under, the Benefit Plans to the extent necessary to ensure compliance with EESA and the EESA Guidance.

10.   Binding Nature of Plan.  The Award Recipient agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Stock Award.  In the event any provisions of this Agreement are inconsistent with those of the Plan, the provisions of the Plan shall control, unless the application of the Plan provision would result in a violation of EESA or the EESA Guidance.

11.   Notices.  Any notice to the Company under this Agreement shall be in writing to the following address or facsimile number:  Human Resources - Executive Compensation, Comerica Incorporated, 1717 Main Street, MC 6515, Dallas, TX 75201; Facsimile Number: 214-462-4430.  The Company will address any notice to the Award Recipient to his or her current address according to the Company’s personnel files.  All written notices provided in accordance with this paragraph shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number, with confirmation by telephone of transmission receipt; or (c) received by the addressee, if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code.  Either party may designate in writing some other address or facsimile number for notice under this Agreement.

12.   Withholding.  No later than the date as of which an amount first becomes includible in the gross income of the Award Recipient for Federal income tax purposes with respect to any Shares subject to this Stock Award, the Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, the minimum statutory amount of Federal, state and local withholding taxes with respect thereto.  The Award Recipient authorizes the Company to withhold from his or her compensation to satisfy any such income and employment tax withholding obligations in connection with the Stock Award.  The Award Recipient agrees that the Company may delay removal of the restrictive legend until proper payment of such taxes has been made by the Award Recipient.  Unless determined otherwise by the Committee, the Award Recipient may satisfy such obligations under this paragraph 12 by any method authorized under Section 9 of the Plan.

13.   Voluntary Participation.  Participation in the Plan is voluntary.

14.   Force and Effect.     The various provisions of this Agreement are severable in their entirety.  Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

15.   Successors.     This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.

IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Comerica Incorporated and by the Award Recipient, both as of the day and year first above written.

COMERICA INCORPORATED

By:
Name:	[ ]
Title:	Executive Vice President
Corporate Human Resources

AWARD RECIPIENT

Name: [Insert Award Recipient’s Name]